UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 3


                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES

                   FILED UNDER SECTION 16(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934, SECTION 17(A) OF THE
                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF 1940
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

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
1. Name and Address of Reporting         2. Date of Event        4. Issuer Name and Ticker or Trading Symbol
Person*                                     Requiring
                                            Statement                     Artescope, Inc.
                                            (Month/Day/Year)
Horrell        Richard        Anthony                                     ARTE
                                            May 7, 2002
---------------------------------------- ----------------------- -----------------------------------------------------
(Last)         (First)       (Middle)


             Sandovagen 43


---------------------------------------- ----------------------- -----------------------------------------------------
               (Street)                  3. I.R.S.               5. Relationship of Reporting    6. If Amendment,
                                            Identification           Person(s) to Issuer         Date of Original
                                            Number of                (Check all applicable)      (Month/Day/Year)
            Varmdo, Sweden                  Reporting Person,
                                            if an entity         __ Director                                N/A
                                            (voluntary)          _X_ 10% Owner
                                                                  -
                                                                 __ Officer (give title below)
                                                     N/A         ___ Other (Specify below)


                                                                 ------------------------------

                                                                 ------------------------------

                                                                 ------------------------------

                                                                 ------------------------------

---------------------------------------- ----------------------- ------------------------------- ---------------------
  (City)           (State)        (Zip)                                                                 7. Individual or
                                                                                                 Joint/Group Filing
                                                                                                 --------------------
                                                                                                 (Check applicable
                                                                                                 line)

                                                                                                 _X_ Form filed by
                                                                                                 One Reporting Person

                                                                                                 ___ Form Filed by
                                                                                                 More than One
                                                                                                 Reporting Person
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                                     TABLE I
                  NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
----------------------------------------------------------------------------------------------------------------------
1. Title of Security                     2. Amount of Securities     3. Ownership Form:     4. Nature of Indirect
                                            Beneficially Owned           Direct (D) or         Beneficial Ownership
                                                                         Indirect (I)
---------------------------------------- --------------------------- ---------------------- --------------------------
Common Stock                                     4,000,000                     I                Held in trust for
                                                                                                reporting person
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

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
           Print or type responses.
* If more than one reporting person files the form, see Instruction 5(b)(v).

FORM 3                                  ARTESCOPE, INC.              PAGE 2 OF 2
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                                    TABLE II
       DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------------------------------------------------------------------------------------------------------------
1. Title of       2. Date              3. Title and Amount of      4. Conversion     5. Ownership      6. Nature of
   Derivative     Exercisable and      Securities Underlying       or Exercise       Form of           Indirect
   Security       Expiration Date      Derivative Security         Price of          Derivative        Beneficial
                  (Month/Day/Year)                                 Derivative        Securities:       Ownership
                                                                   Security          Direct (D) or
                                                                                     Indirect (I)
----------------- -------------------- --------------------------- ----------------- ----------------- ---------------
                  Exercise  Expiry         Title       Amount or
                    Date      Date                     Number of
                                                       Shares
----------------- --------- ---------- --------------- ----------- ----------------- ----------------- ---------------
Nil
----------------- --------- ---------- --------------- ----------- ----------------- ----------------- ---------------
----------------- --------- ---------- --------------- ----------- ----------------- ----------------- ---------------
----------------- --------- ---------- --------------- ----------- ----------------- ----------------- ---------------
----------------- --------- ---------- --------------- ----------- ----------------- ----------------- ---------------
----------------- --------- ---------- --------------- ----------- ----------------- ----------------- ---------------
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

Explanation of Responses:
------------------------

I acquired 1 million shares on May 7, 2002. On May 28, 2002, the company paid out a stock dividend of 3:1 resulting in my ownership increasing to 4 million shares.

I do not own any Derivative Securities.



          /s/ Richard Anthony Horrell                         JUNE 26, 2002
     ----------------------------------                     -----------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


NOTE: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.